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                                                                    EXHIBIT 99.1

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                                                 CONTACT:  Stephen C. Massanelli
                                                           Senior Vice President -- Treasurer
                                                           (972) 580-5032
                                                           Laura Moore
                                                           Vice President, Corp. Communications
                                                           (972) 580-5104
                                                           Naomi Rosenfeld/Carolyn Capaccio
                                                           Morgen-Walke Associates
                                                           Media Contact:
                                                           Stacy Berns/Elissa Grabowski
                                                           (212) 850-5600
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FOR IMMEDIATE RELEASE
------------------------

                     ZALE CORPORATION ANNOUNCES OFFERING OF
                           $100 MILLION SENIOR NOTES

     DALLAS, TX, September 10, 1997 -- Zale Corporation (NYSE: ZLC), the nation's largest specialty retailer of fine jewelry, announces that it intends to offer $100 million of Senior Notes due 2007.

     The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and is expected to close in late September. Proceeds of the offering will be used to repay unsecured indebtedness outstanding under the Company's revolving credit facility, and for general corporate purposes including capital expenditures.

     The Note offering will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under federal and state securities laws.

     "This offering is an integral component of our long term capitalization strategy in that it strengthens our capital base while positioning the Company for further growth," said Louis Grabowsky, Executive Vice President and Chief Financial Officer. "Earlier in the year, the Company completed the first step in the strategy by increasing its revolving line of credit arrangement at more favorable terms."

     Zale Corporation operates 1,061 retail jewelry stores and 186 leased departments located throughout the United States, Guam, and Puerto Rico, including Zales Jewelers, Gordon's Jewelers and Bailey Banks & Biddle.

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